Exhibit 5.1

Linklaters LLP 20 Ropemaker Street London EC2Y 9AR Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

The Directors

National Grid plc

1-3 Strand

London WC2N 5EH

9 June 2026

Our Ref	L-373723

U.S.$750,000,000 5.405 per cent. Notes due 2036 (the “Notes”) issued by National Grid plc (the “Issuer”)

1	We have acted as your English legal adviser in connection with the issue of the Notes pursuant to the Registration Statement and have taken instructions solely from you.

2

This opinion is limited to English law as applied by the English courts and on the basis of our understanding of current United Kingdom HM Revenue and Customs (“HMRC”) practice (which may not be binding on HMRC), in each case in effect on the date of this opinion. It is given on the basis that it will be governed by, and construed in accordance with, English law. In particular we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

3	For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	(except in the case of the Issuer) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party

4.2	(in the case of each party) those documents have been or (in the case of the Notes) will be validly executed and delivered by the relevant party

4.3

each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law

4.4

all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies, all signatures thereon or on the original thereof are genuine, and the relevant documents have been executed in the forms reviewed by us and, where relevant, the Notes will be completed, authenticated and issued as provided in the Indenture

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, 20 Ropemaker Street, London EC2Y 9AR or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

4.5

the Certificates and the Articles of Association (each as defined in the Schedule to this opinion) are up-to-date subject to increase to the borrowing limit in the Articles of Association from £55 billion to £70 billion

4.6	unless otherwise indicated herein, none of the documents examined by us have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise)

4.7

each of the Board Minutes and the Committee Minutes (each as defined in the Schedule to this opinion) are a true and complete record of the proceedings described therein in duly convened, constituted and quorate meetings and the resolutions set out in the Minutes were validly passed and remain in full force and effect without modification

5	References in this opinion to:

5.1	the “Principal Agreements” are to the Underwriting Agreement and the Indenture.

5.2	the “Notes” include the Security Certificate unless the context indicates otherwise.

6

Based on the documents referred to and assumptions made in paragraphs 3 and 4 above, and subject to the qualifications in paragraphs 7 to 11 below and to any matters not disclosed to us, we are of the following opinion:

6.1	The Issuer has been incorporated and is existing as a company with limited liability under the laws of England.

6.2	The Issuer has corporate power to enter into and perform its obligations under the Principal Agreements and to issue and deliver the Notes.

6.3

The Issuer has taken all necessary corporate action to authorise the execution, delivery and performance of the Principal Agreements and, provided that the Notes are executed as provided in the relevant resolutions authorising the issue of Notes and the Articles of Association, the Issuer will have validly executed and delivered the Notes.

6.4

Assuming the Principal Agreements and the Notes constitute valid, binding and enforceable obligations of the Issuer under New York law, insofar as English law is concerned, the obligations assumed by the Issuer under the Principal Agreements and the Notes constitute valid and binding obligations of the Issuer.

7

The term “enforceable” as used above should not be construed to mean that the obligations assumed by the relevant party will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	enforcement may be limited by (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors;

7.2	enforcement may be limited by general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

7.3	claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

8	This opinion is subject to the following:

8.1

It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or the Prospectus, or that no material facts have been omitted from it.

8.2

We express no opinion as to the compliance or otherwise with (i) the financial limitations on borrowings or covenants by the Issuer contained in the Articles of Association and (ii) the limitations on the maximum aggregate principal amount of Notes which may be issued by the Issuer as contemplated by the Registration Statement.

8.3

Any amount referred to in provisions of the Notes or any Principal Agreement which provide for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person, may not be recoverable if it amounts to a penalty under English law.

8.4	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

8.5	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under section 117 of the Stamp Act 1891.

8.6	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Principal Agreements or the Notes or any transaction contemplated thereby.

8.7

A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

8.8

Any contractual provision that purports to maintain the validity of the remainder of such contract despite the invalidity, illegality or unenforceability of one or more of its provisions may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question.

8.9	Any contractual provision that requires a variation to be made in writing or to comply with any other formality may not be enforceable.

8.10	In relation to any choice of law specified as the governing law of the Principal Agreements:

8.10.1

Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be or have been performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

8.10.2	Where all the other elements relevant to the Principal Agreements at the time of the choice are located in:

(i)

a country other than that whose law has been chosen as the governing law of that agreement, it is possible that the choice of that law will not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement;

(ii)

one or more relevant states (as defined by Article 1(4) of Regulation (EC) 593/2008 on the law applicable to contractual obligations, as it forms part of domestic law), it is possible that the choice of law to govern that agreement, will not, insofar as it is the choice of a non-relevant state’s law, prejudice the application of provisions of domestic law which cannot be derogated from by agreement;

(iii)

the English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance; and

(iv)

the English courts may not be restricted from applying overriding provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.

8.11

Furthermore, the English courts may not accept jurisdiction to determine the matter or may stay or strike out proceedings in certain circumstances, including (for example) where there is some other forum with competent jurisdiction which is more appropriate for the trial of the action.

9

This opinion is given on the basis of English law in force (or, insofar as this opinion relates to tax, to United Kingdom taxation law), and as it affects the obligations under the Principal Agreements and/or the Notes, as at the date of this opinion. This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations and consents referred to in the Schedule to the opinion. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law or United Kingdom taxation law after the date of this opinion.

10

This opinion is addressed to you solely for your benefit in connection with the issue of the Notes. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

11

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to the Issuer’s current report on Form 6-K filed on 9 June 2026 and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to us made under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement and the Prospectus. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	A certified copy of the articles of association of the Issuer in force as at the date of this opinion (the “Articles of Association”).

2

Certified copies of the certificate of incorporation of the Issuer, the certificates of incorporation on change of name and the certificate on re-registration (as a public company) (the “Certificates”).

3	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 21 October 2002 (the “2002 Minutes”).

4	A certified copy of an extract from the minutes of a meeting of the finance committee of the Issuer (the “Finance Committee”) held on 15 April 2021 (the “2021 Finance Committee Minutes”).

5	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 26 June 2021 (the “2021 Minutes”).

6	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 9 July 2025 and 10 July 2025 (the “July 2025 Minutes”).

7	A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 4 November 2025 (the “November 2025 Minutes”).

8	A certified copy of an extract from the minutes of a meeting of the Audit & Risk Committee held on 3 November 2025 (the “2025 Committee Minutes”).

9

A certified copy of an extract from the minutes of a meeting of the Audit & Risk Committee held on 17 March 2026 including the Finance Policy Framework and Delegations Authority (the “2026 Committee Minutes” and together with the 2021 Finance Committee Minutes and the 2025 Committee Minutes, the “Committee Minutes”).

10	A certified copy of the Issuer’s Standard Board Signing and Sealing Authorities adopted in May 2025.

11

A certified copy of an extract from the minutes of a meeting of the Board of Directors held on 12 May 2025 (the “2025 May Minutes” and together with the 2002 Minutes, the 2021 Minutes, July 2025 Minutes, November 2025 Minutes, the “Board Minutes”).

12	Prospectus dated 28 August 2024 (the “Original Prospectus”) and the Prospectus Supplement dated 4 June 2026 (the “Prospectus Supplement”, and together with the Original Prospectus, the “Prospectus”).

13	The Registration Statement dated 28 August 2024 (the “Registration Statement”) of the Issuer relating to the debt securities to be issued by the Issuer from time to time.

14

The Underwriting Agreement dated 4 June 2026 between, inter alia, the Issuer and Morgan Stanley & Co. LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named therein relating to the purchase and sale of the Notes (the “Underwriting Agreement”).

15

An indenture dated 12 June 2023 between the Issuer and The Bank of New York Mellon, London Branch as trustee, in the form filed with the United States Securities and Exchange Commission on 5 June 2023 (the “Base Indenture”).

16

The Third Supplemental Indenture dated 9 June 2026 between the Issuer and The Bank of New York Mellon, London Branch as trustee and as paying agent relating to the Notes (the “Notes Indenture” and together with the Base Indenture, the “Indenture”).

17	The form of Security Certificate (the “Security Certificate”) set out in Exhibit A to the Notes Indenture.

18	A copy of the certificate of the Issuer dated 9 June 2026 certifying, inter alia, that the execution of the Notes Indenture is permitted by the Base Indenture.